Exhibit 99.1

5655 Riggins Court, Suite 15 Reno, NV 89502 Tel : 888 260-5357 Fax : 888 909-1033

OTCQX: NGLD

NEVADA CANYON ANNOUNCES 2026 DRILL PROGRAM BEGINS AT THE LAPON CANYON GOLD PROJECT

Reno, Nevada. June 11, 2026 - Nevada Canyon Gold Corp. (OTCQX: NGLD) (the “Company” or “Nevada Canyon”) is pleased to announce the start of the reverse circulation (“RC”) drill program at the Lapon Canyon Project, (the “Project” or “Lapon Canyon”), as reported by Walker River Resources Corp. (TSX-V:WRR) (“Walker River”) (see WRR news release 05-27-2026). The 2026 drill program is designed to advance both resource expansion and exploration objectives through a combination of infill and step-out drilling. A primary focus of the campaign will be testing deeper intrusive-related targets, including prospective monzonitic and porphyritic intrusive phases and associated gold-bearing feeder structures identified during the Company’s 2025 drill program. An initial 10,000 metres of RC drilling is planned, with the potential to expand the program, subject to drilling progress, permitting, and access conditions. The Lapon Canyon Project is located within the prolific Walker Lane gold trend in Nevada, 40 miles southeast of Yerington NV. Nevada Canyon has an $5M Exploration Earn-in Agreement for 50% of the Project (see news release 02-03-2025) and holds a 3% Net Smelter Royalty (“NSR”) on the Project.

As previously announced on May 27, 2026, the Company recently completed a property-wide airborne magnetic and radiometric survey covering the Lapon Canyon Project. Interpretation of the geophysical dataset is ongoing and is expected to enhance the Company’s understanding of the Project’s geological and structural framework. The results may assist in refining drill targeting and evaluating the potential for additional mineralized systems at depth. Preliminary observations indicate several geophysical features spatially associated with known zones of gold mineralization and previous positive drill results.

“We are very excited to build off the outstanding 2025 drill results in 2026, as we move the Project forward towards the first NI 43-101 compliant resource this year.” commented Alan Day, Chairman and Director of the Company. “The 2026 drill program now combined with the results from the recently completed geophysical survey, shows tremendous potential expansion of the project.”

Historically, gold mineralization at Lapon Canyon was interpreted to be largely confined to a broad, shallow, iron oxide-altered horizon. Results from the 2025 drilling program, however, identified intrusion-related gold mineralization associated with monzonitic intrusive rocks, significantly expanding the Project’s exploration model and highlighting the potential for previously unrecognized mineralized source zones at depth.

The recognition of monzonite-hosted gold mineralization may indicate the presence of a broader intrusive-related mineralizing system, a style of mineralization commonly associated with significant gold deposits in Nevada. This interpretation is further supported by elevated copper values observed in multi-element geochemical analyses and by the identification of interpreted structural controls that may represent mineralized feeder zones, including those associated with higher-grade intervals intersected in drill hole LC-25-170.

Other on-going work at Lapon Canyon consists of data compilation, resource modelling, a follow up geological mapping and sampling program, in conjunction with the recent geophysical survey’s identified targets. Results from the previous and 2026 drill programs, including the subsequent data compilation will be the basis for the completion of an initial NI 43-101 compliant mineral resource on the Project which is expected to be completed in 2026. In addition, using the above exploration work to identify future drill targets in the deeper-seated intrusive bodies and new resource expansion in the relatively unexplored areas of the Property.

The scientific and technical information contained in this news release has been reviewed, verified and approved by Dave Nuttal P.Geo, President of Geo Exploration Ltd, who is an independent Qualified Person as defined under NI 43-101 Standards of Disclosure for Mineral Projects.

About the Lapon Canyon Project

Lapon Canyon hosts historical, high grade gold mining with approximately 2,000 feet of underground workings in three adits. Historical underground work returned numerous assay values in the one-ounce-per-ton range. (NI 43-101, Montgomery and Barr, 2004). Walker River currently holds 100% of the project and has completed considerable exploration work to date, with numerous drill hole intercepts that have indicated significant gold mineralization. The Project is located within Nevada’s Prolific Walker Lane shear zone, easily accessible by secondary state roads, located approximately 40 miles southeast of Yerington, Nevada. A state power grid transmission line passes within 2 miles of the Project. Nevada Canyon has an $5M Exploration Earn-in Agreement for 50% of the Project (see Company news release Feb. 3, 2025) and holds a 3% Net Smelter Royalty (“NSR”) on the Project.

About Nevada Canyon Gold Corp.

Nevada Canyon Gold Corp. is a US-based natural resource company headquartered in Reno, Nevada. The Company has a large, strategic land position and royalties in multiple projects, within some of Nevada’s highest-grade historical mining districts, offering year-round access and good infrastructure in proven and active mining districts. The Company has a flexible business model to build royalty portfolio and realize value for shareholders.

For further information please contact:

Corporate Communications Tel: 1-888-260-5357 Ext. 2

Email: ir@nevadacanyongold.com

Web: www.nevadacanyongold.com

Forward-Looking Statements

The information posted in this release may contain forward-looking statements. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of exploration, delays in completing various engineering and exploration programs, and any potential results from such programs. Specifically, forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company properties, its royalties owned on properties and various other factors beyond the Nevada Canyon Gold Corp.’s control. The Company’s actual results could differ materially from those discussed in this press release. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation. Investors are advised to carefully review the reports and documents that Nevada Canyon Gold Corp. files from time to time with the SEC, including its Annual Form 10K for the fiscal year ended December 31, 2025, Quarterly Reports and Current Reports.